Exhibit 99.1
           QUEST DIAGNOSTICS ANNOUNCES INCREASED REVENUES AND EARNINGS
                      FOR FOURTH QUARTER AND FULL YEAR 2002

TETERBORO, N.J., JANUARY 23, 2003--Quest Diagnostics Incorporated (NYSE: DGX), the nation's leading provider of diagnostic testing, information and services, announced that for the fourth quarter ended December 31, 2002, net income increased to $82 million, or $0.82 per diluted share, from $51 million, or $0.52 per diluted share, in the fourth quarter of 2001. Earnings per diluted share increased 34% from $0.61 in 2001, adjusted for the required change in goodwill accounting (SFAS 142).

Fourth quarter 2002 earnings include $2.9 million in pretax gains on the sale of certain assets, which contributed earnings of $0.02 per diluted share.

Fourth quarter revenues of $1 billion grew 13.5% over the prior year level and reflect the acquisition of American Medical Laboratories (AML), which was completed on April 1, 2002. Clinical testing volume, measured by the number of requisitions, increased 10.4% compared to the prior year, or 1.6% on a pro forma basis, assuming that AML had been part of Quest Diagnostics since January 1, 2001. Volume during the quarter was reduced approximately 1% as a result of severe December weather. Revenue per requisition increased 3.4% compared to the prior year.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $185 million, or 17.9% of revenues, compared to $144 million, or 15.8% of revenues for the prior year period. Bad debt expense improved to 5.1% of revenues in the quarter, compared to 5.8% in the prior year period.

Cash flow from operations totaled $246 million for the quarter, an increase of $82 million over the prior year period. Days sales outstanding improved to 49 days, compared to 51 days at the end of the third quarter and 54 days at the end of 2001. During the quarter the company repaid $225 million of debt, completing the repayment of the $475 million borrowed in April in connection with the acquisition of AML. Capital expenditures were $37 million for the quarter.

"We delivered strong performance in 2002, significantly increasing earnings per share in the fourth quarter, and reporting full year earnings growth of greater than 40% for the third consecutive year," said Kenneth W. Freeman, Chairman and Chief Executive Officer. "We also generated strong cash flow, which allowed us to strengthen our balance sheet, invest in the business and position ourselves for continued growth. We expect another strong year in 2003. Excluding the impact of the planned acquisition of Unilab, we anticipate earnings increasing to between $4.00 and $4.20 per diluted share on revenue growth of approximately 8% to 10%."

For the full year 2002, net income increased to $322 million from $188 million before special items in 2001. Earnings per diluted share were $3.23, compared to $1.92 before special items in the prior year. The special items represented an extraordinary loss and a special charge, both associated with the company's debt refinancing in the second quarter of 2001. Earnings per diluted share increased 41% from $2.29 in 2001, adjusted for the required change in goodwill accounting and the special items incurred in 2001. Revenues increased 13.2% to $4.1 billion. EBITDA was $727 million, or 17.7% of revenues, compared to $557 million, or 15.3% of revenues, adjusted for special items, in 2001. Cash flow from operations was $596 million, above the prior-year level by $131 million. Capital expenditures were $155 million.

Quest Diagnostics will discuss results for the fourth quarter and full year 2002 during a conference call for investors on January 24 at 8 a.m. Eastern Time. To hear a simulcast of the call over the Internet or a replay, registered analysts may access StreetEvents at: www.streetevents.com; and all others may access the
Quest Diagnostics website at: www.questdiagnostics.com.   In addition, a replay
of the call will be available from 10 a.m. on January 24 through 5 p.m. on February 21 to investors in the U.S. by dialing 800-925-4170. Investors outside the U.S. may dial 402-220-4168. No password is required for either number.

Quest Diagnostics Incorporated is the nation's leading provider of diagnostic testing, information and services, providing insights that enable physicians, hospitals, managed care organizations and other healthcare professionals to make decisions to improve health. The company offers patients and physicians the broadest access to diagnostic laboratory services through its national network of laboratories and patient service centers. Quest Diagnostics is the leading provider of esoteric testing, including gene-based medical testing, and empowers healthcare organizations and clinicians with state-of-the-art connectivity solutions that improve practice management. Additional company information can be found on the Internet at: www.questdiagnostics.com.

The statements in this press release which are not historical facts or information may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to be materially different. Certain of these risks and uncertainties may include, but are not limited to, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, conditions of the economy and other factors described in the Quest Diagnostics Incorporated 2001 Form 10-K and subsequent filings.

                 Quest Diagnostics Incorporated and Subsidiaries

                      Consolidated Statements of Operations
        For the Three and Twelve Months Ended December 31, 2002 and 2001
                      (in millions, except per share data)

                                    Three Months Ended      Twelve Months Ended
                                       December 31,             December 31,
                                    ------------------      -------------------
                                      2002       2001         2002       2001
                                      ----       ----         ----       ----

Net revenues......................  $1,033.8   $  910.4     $4,108.1   $3,627.7

Costs and expenses:
  Cost of services................     619.3      537.6      2,432.4    2,151.6
  Selling, general and
    administrative................     267.0      258.4      1,074.8    1,018.7
  Interest expense, net...........      12.7       12.5         53.7       70.5
  Amortization of intangible
    assets........................       2.1       11.4          8.3       46.1
  Provision for special charge....        -          -            -         6.0
  Minority share of income........       3.4        3.1         14.9        9.9
  Other, net......................      (8.0)      (4.1)       (18.4)      (7.7)
                                    --------   --------     --------   --------
      Total.......................     896.5      818.9      3,565.7    3,295.1
                                    --------   --------     --------   --------
Income before taxes and
  extraordinary loss..............     137.3       91.5        542.4      332.6
Income tax expense................      55.6       40.6        220.2      148.7
                                    --------   --------     --------   --------
Income before extraordinary loss..      81.7       50.9        322.2      183.9
Extraordinary loss, net of taxes..        -          -            -       (21.6)
                                    --------   --------     --------   --------
Net income........................  $   81.7   $   50.9     $  322.2   $  162.3
                                    ========   ========     ========   ========
Income before extraordinary loss
  and special charge..............  $   81.7   $   50.9     $  322.2   $  187.5

--------------------------------------------------------------------------------

Basic earnings per common share:
Income before extraordinary loss..      0.84   $   0.54     $   3.34   $   1.98
Net income........................      0.84       0.54         3.34       1.74
Income before extraordinary loss
  and special charge..............      0.84       0.54         3.34       2.01

Weighted average common shares
  outstanding - basic.............      97.2       94.4         96.5       93.1

--------------------------------------------------------------------------------

Diluted earnings per common share:
Income before extraordinary loss..  $   0.82   $   0.52     $   3.23   $   1.88
Net income........................      0.82       0.52         3.23       1.66
Income before extraordinary loss
  and special charge..............      0.82       0.52         3.23       1.92

Weighted average common shares
  outstanding - diluted...........      99.8       98.5         99.8       97.6

--------------------------------------------------------------------------------

EBITDA............................  $  184.6   $  143.8     $  727.4   $  556.9

--------------------------------------------------------------------------------

                 Quest Diagnostics Incorporated and Subsidiaries

                           Consolidated Balance Sheets
                           December 31, 2002 and 2001
                      (in millions, except per share data)


                                                    December 31,    December 31,
                                                        2002            2001
                                                    ------------    ------------
Assets
Current assets:
Cash and cash equivalents........................     $   96.8        $  122.3
Accounts receivable, net.........................        522.1           508.3
Inventories......................................         60.9            49.9
Deferred income taxes............................        102.7           157.6
Prepaid expenses and other current assets........         41.9            38.4
                                                      --------        --------
    Total current assets.........................        824.4           876.5
Property, plant and equipment, net...............        570.1           508.6
Goodwill, net....................................      1,788.9         1,351.1
Intangible assets, net...........................         22.1            28.0
Deferred income taxes............................         29.8            52.7
Other assets.....................................         88.9           113.7
                                                      --------        --------
Total assets.....................................     $3,324.2        $2,930.6
                                                      ========        ========


Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses............     $  610.0        $  657.2
Short-term borrowings and current portion of
  long-term debt.................................         26.0             1.4
                                                      --------        --------
    Total current liabilities....................        636.0           658.6
Long-term debt...................................        796.5           820.3
Other liabilities................................        122.8           115.7
Common stockholders' equity:
  Common stock, par value $0.01 per share; 300
    shares authorized; 98.0 and 96.0 shares
    issued and outstanding at December 31, 2002
    and December 31, 2001, respectively..........          1.0             1.0
  Additional paid-in capital.....................      1,817.5         1,714.7
  Accumulated deficit............................        (40.8)         (362.9)
  Unearned compensation..........................         (3.3)          (13.3)
  Accumulated other comprehensive loss...........         (5.5)           (3.5)
                                                      --------        --------
    Total common stockholders' equity............      1,768.9         1,336.0
                                                      --------        --------
Total liabilities and stockholders' equity.......     $3,324.2        $2,930.6
                                                      ========        ========

                 Quest Diagnostics Incorporated and Subsidiaries

                      Consolidated Statements of Cash Flows
             For the Twelve Months Ended December 31, 2002 and 2001
                                  (in millions)

                                                          Twelve Months Ended
                                                              December 31,
                                                         ---------------------
                                                          2002           2001
                                                          ----           ----
Cash flows from operating activities:
Net income.......................................     $  322.2        $  162.3
Extraordinary loss, net of taxes.................           -             21.6
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization..................        131.4           147.7
  Provision for doubtful accounts................        217.4           218.3
  Provisions for restructuring and other
    special charges..............................           -              6.0
  Deferred income tax provision (benefit)........         90.4            (0.6)
  Minority share of income.......................         14.9            10.0
  Stock compensation expense.....................          9.0            20.7
  Tax benefits associated with stock-based
    compensation plans...........................         44.5            71.9
  Other, net.....................................         (0.8)            1.0
  Changes in operating assets and liabilities:
    Accounts receivable..........................       (168.2)         (230.1)
    Accounts payable and accrued expenses........        (12.7)           12.8
    Integration, settlement and other special
      charges....................................        (29.7)          (48.7)
    Other assets and liabilities, net............        (22.0)           72.9
                                                      --------        --------
Net cash provided by operating activities........        596.4           465.8
                                                      --------        --------
Cash flows from investing activities:
Business acquisitions, net of cash acquired......       (333.5)         (152.9)
Capital expenditures.............................       (155.2)         (149.0)
Proceeds from disposition of assets..............         10.5            22.7
Increase in investments and other assets.........         (9.7)          (20.4)
Collection of note receivable....................         10.7             3.0
                                                      --------        --------
Net cash used in investing activities............       (477.2)         (296.6)
                                                      --------        --------
Cash flows from financing activities:
Repayments of debt...............................       (634.2)       (1,175.5)
Proceeds from borrowings.........................        475.2           969.9
Financing costs paid.............................         (0.1)          (28.5)
Exercise of stock options........................         27.0            25.6
Distributions to minority partners...............        (12.2)           (8.7)
Redemption of preferred stock....................           -             (1.0)
Preferred dividends paid.........................           -             (0.2)
Other............................................         (0.4)             -
                                                      --------        --------
Net cash used in financing activities............       (144.7)         (218.4)
                                                      --------        --------
Net change in cash and cash equivalents..........        (25.5)          (49.2)

Cash and cash equivalents, beginning of year.....        122.3           171.5
                                                      --------        --------
Cash and cash equivalents, end of year...........     $   96.8        $  122.3
                                                      ========        ========
Cash paid during the year for:
  Interest.......................................     $   56.1        $   58.5
  Income taxes...................................     $   83.7        $   26.4

Free cash flow...................................     $  441.2        $  316.8

Notes to Financial Tables

1) Net income per common share is computed by dividing net income less dividends on preferred stock (approximately $30 thousand per quarter in 2001) by the weighted average number of common shares outstanding. Potentially dilutive common shares primarily represent stock options. During the fourth quarter of 2001, the Company redeemed all of the then issued and outstanding shares of preferred stock.

    The following table presents net income and basic and diluted earnings per common share, had the Company elected to recognize compensation cost based on the fair value at the grant dates for stock option awards and discounts granted for stock purchases under the Company's Employee Stock Purchase Plan, consistent with the method prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", as amended by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123":

                                    Three Months Ended      Twelve Months Ended
                                       December 31,             December 31,
                                    ------------------      -------------------
                                      2002       2001         2002       2001
                                      ----       ----         ----       ----
                                        (in millions, except per share data)
Net income
Net income, as reported...........  $   81.7   $   50.9     $  322.2   $  162.3
Deduct:  Total stock-based
  compensation expense
  determined under fair value
  method for all awards, net of
  related tax effects.............     (10.2)      (7.3)       (38.4)     (24.4)
                                    --------   --------     --------   --------
Pro forma net income..............  $   71.5   $   43.6     $  283.8   $  137.9
                                    ========   ========     ========   ========

Earnings per common share
Basic - as reported...............  $   0.84   $   0.54     $   3.34   $   1.74
                                    --------   --------     --------   --------
Basic - pro forma.................  $   0.74   $   0.46     $   2.94   $   1.48
                                    --------   --------     --------   --------
Diluted - as reported.............  $   0.82   $   0.52     $   3.23   $   1.66
                                    --------   --------     --------   --------
Diluted - pro forma...............  $   0.73   $   0.45     $   2.87   $   1.41
                                    --------   --------     --------   --------

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                    Three Months Ended      Twelve Months Ended
                                       December 31,             December 31,
                                    ------------------      -------------------
                                      2002       2001         2002       2001
                                      ----       ----         ----       ----
Dividend yield....................     0.0%       0.0%         0.0%       0.0%
Risk-free interest rate...........     2.9%       4.5%         4.2%       5.1%
Expected volatility...............    47.5%      47.7%        45.2%      47.7%
Expected holding period, in
  years...........................      5          5            5          5


2) Other, net, which represents income for each of the periods presented, includes equity earnings from our unconsolidated joint ventures and miscellaneous gains and losses. For the three months ended December 31, 2002, other, net includes $2.9 million in pretax gains on the sale of certain assets. For the twelve months ended December 31, 2002, other, net also includes a $3.8 million gain on the sale of an investment and a $1.5 million charge associated with the integration of AML, both recorded in the third quarter. For the twelve months ended December 31, 2001, other, net includes the net impact of the write-off of $9.6 million of impaired assets and a $6.3 million gain on the sale of an investment.

3) During the second quarter of 2001, the Company refinanced the majority of its indebtedness. The extraordinary loss of $36.0 million ($21.6 million, net of tax) represents the write-off of deferred financing costs, and tender premiums paid in connection with extinguishing the debt that was refinanced.

4) In conjunction with the Company's debt refinancing during the second quarter of 2001, the Company recorded a special charge of $6.0 million ($3.6 million, net of tax) representing the costs to settle existing interest rate swap agreements on the debt that was refinanced.

5) In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangibles" ("SFAS 142"), which the Company adopted on January 1, 2002. The following table presents net income and basic and diluted earnings per common share data adjusted to exclude the amortization of goodwill, assuming that SFAS 142 had been in effect for the periods presented:

                                    Three Months Ended      Twelve Months Ended
                                    December 31, 2001        December 31, 2001
                                    ------------------      -------------------
                                        (in millions, except per share data)
Net income
Adjusted income before
  extraordinary loss..............       $   59.8                $  219.9
Adjusted net income...............           59.8                   198.3

Adjusted income before
  extraordinary loss and special
  charge..........................           59.8                   223.5


Basic earnings per common share:
Adjusted income before
  extraordinary loss..............       $   0.63                $   2.36
Adjusted net income...............           0.63                    2.13

Adjusted income before
  extraordinary loss and special
  charge..........................           0.63                    2.40


Diluted earnings per common share:
Adjusted income before
  extraordinary loss..............       $   0.61                $   2.25
Adjusted net income...............           0.61                    2.03

Adjusted income before
  extraordinary loss and special
  charge..........................           0.61                    2.29


6) EBITDA represents income before net interest expense, income taxes, depreciation and amortization, before special items in 2001. The special items represented the extraordinary loss and the special charge associated with the Company's debt refinancing in the second quarter of 2001. EBITDA is presented and discussed because management believes it is a useful adjunct to net income and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of a company's performance and ability to meet its future debt service requirements, fund capital expenditures and meet working capital requirements. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to (i) net income (or any other measure of performance under accounting principles generally accepted in the United States) as a measure of performance or (ii) cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles net income to EBITDA:

                                    Three Months Ended      Twelve Months Ended
                                       December 31,             December 31,
                                    ------------------      -------------------
                                      2002       2001         2002       2001
                                      ----       ----         ----       ----
                                                   (in millions)
Net income........................  $   81.7   $   50.9     $  322.2   $  162.3
Add:
  Interest expense, net...........      12.7       12.5         53.7       70.5
  Income tax expense..............      55.6       40.6        220.2      148.7
  Depreciation ...................      32.5       28.4        123.0      101.7
  Amortization ...................       2.1       11.4          8.3       46.1
  Extraordinary loss, net of
    taxes.........................        -          -            -        21.6
  Provision for special charge....        -          -            -         6.0
                                    --------   --------     --------   --------
EBITDA............................  $  184.6   $  143.8     $  727.4   $  556.9
                                    ========   ========     ========   ========

7) Free cash flow represents net cash provided by operating activities less capital expenditures. Free cash flow is presented because management believes it is a useful adjunct to cash flow from operating activities and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of a company's performance and ability to fund investing activities and meet its future debt service requirements. Free cash flow is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles net cash provided by operating activities to free cash flow:

                                    Three Months Ended      Twelve Months Ended
                                    December 31, 2001        December 31, 2001
                                    ------------------      -------------------
                                                  (in millions)
Net cash provided by operating
  activities......................       $  596.4                $  465.8

Less:  Capital expenditures.......          155.2                   149.0
                                         ----------              --------
Free cash flow....................       $  441.2                $  316.8
                                         =========               ========